As filed with the Securities and Exchange Commission on February 7, 2006

Registration No. 333-•

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST STATE BANCORPORATION

(Exact name of registrant as specified in its charter)

New Mexico	80-0366665
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7900 Jefferson NE, Albuquerque, New Mexico	87109
(Address of Principal Executive Offices)	(Zip Code)

Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan

Restated and Amended Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan

(Full title of the plans)

Michael R. Stanford

Chief Executive Officer

First State Bancorporation

7900 Jefferson NE

Albuquerque, New Mexico 87109

(505) 241-7500

(Name and address of agent for service)

(505) 241-7500

(Telephone number, including area code, of agent for service)

Copy to:

Marshall G. Martin, Esq.

Executive Vice President, Corporate Counsel

First State Bancorporation

7900 Jefferson NE

Albuquerque, New Mexico 87109

(505) 241-7500

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security To Be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common stock, no par value per share (1)	74,196 shares	$11.81	$876,254.76	$93.76

(1)	Includes associated rights to purchase common stock, no par value per share (“Common Stock”), of First State Bancorporation.

(2)	Pursuant to 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plans described herein.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, on the basis of the average price at which the options to purchase shares of the Registrant’s common stock may be exercised.

EXPLANATORY NOTE

On August 31, 2005, First State Bancorporation (“First State” or the “Registrant”), Access Anytime Bancorp, Inc. (“Access”) and AccessBank entered into an agreement and plan of merger, as amended (“Merger Agreement”), pursuant to which Access merged with and into First State (the “Merger”) with First State surviving the Merger. Pursuant to the Merger Agreement, First State assumed the obligations of Access under the Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan and the Restated and Amended Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan (collectively, the “Plans”). Each option to purchase Access common stock that was outstanding and unexercised prior to the effective time of the merger, whether vested or unvested, was converted into the right to acquire .791 shares of First State common stock at an exercise price equal to exercise price per share specified in the Plans divided by .791.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees participating in Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) All other reports filed by the Registrant since December 31, 2004 with the U.S. Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, including the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and the Current Reports on Form 8-K filed on January 28, 2005, July 20, 2005, August 31, 2005, September 2, 2005, September 2, 2005, September 6, 2005, September 8, 2005, September 9, 2005, September 21, 2005, September 30, 2005, October 28, 2005, December 9, 2005, December 20, 2005, January 4, 2006, January 4, 2006, January 11, 2006, January 11, 2006, January 13, 2006 and January 26, 2006;

(c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form S-4 (SEC File No. 333-128935) as filed with the Securities and Exchange Commission on October 11, 2005, including any subsequent amendment(s) or report(s) filed for the purposes of updating such description; and

(d) The description of the Registrant’s Common Stock Purchase Rights contained in the Registration Statement on Form 8-A (SEC File No. 001-12487) as filed with the Securities and Exchange Commission on November 21, 1996.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be directed to First State Bancorporation, 7900 Jefferson NE, Albuquerque, New Mexico 87109, Attention: Christopher C. Spencer, telephone (505) 241-7500.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 53-11-4.1 of the New Mexico Business Corporation Act (the “NMBCA”) empowers a corporation to indemnify any officer or director against judgments, penalties, fines, settlements, and reasonable expenses he actually incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, for a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. This section empowers a corporation to maintain insurance or furnish similar protection, including, but not limited to, a trust fund, a letter of credit, or self-insurance, on behalf of any officer or director against any liability asserted against him in such capacity whether or not the corporation would have the power to indemnify him against that liability under this section.

The indemnification authorized by Section 53-11-4.1 is not exclusive of any other rights to which an officer or director may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors, or otherwise.

Registrant’s Bylaws provide that the Registrant shall, to the full extent permitted by the NMBCA, indemnify all directors and officers of the Registrant. In addition, Registrant’s Articles of Incorporation contain a provision eliminating the personal liability of directors to the Registrant or its shareholders for monetary damages from a breach of fiduciary duty in certain circumstances. Under the NMBCA, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director based upon breach of the duty of loyalty or duty of care to the Registrant or its shareholders, or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any violation of Section 53-11-46 of the NMBCA (relating to the declaration of dividends and the purchase or redemption of shares in violation of the NMBCA), or any transaction from which the director derived an improver personal benefit.

In addition, Registrant’s Articles of Incorporation provide that to the fullest extent now or hereafter permitted by the NMBCA, the Registrant’s directors will not be liable to the Registrant or its shareholders for monetary damages for breach of their fiduciary duties as directors unless the director has breached or failed to perform his duties in compliance with Subsection 53-11-35(B) of the NMBCA (duty of care) and the breach or failure to perform constitutes negligence, willful misconduct, or recklessness in the case of a director who either has an ownership interest in the Registrant or receives compensation of more than $2,000 from the Registrant in any calendar year, or willful misconduct or recklessness in the case of a director who does not have an ownership interest in the Registrant and does not receive compensation of more than $2,000 in any calendar year.

The Registrant’s Bylaws provide that the Registrant will indemnify all directors, officers, and employees of the Registrant to the fullest extent now permitted by the NMBCA. Under these provisions, any director, officer, or employee who is made a party to any suit or proceeding will be indemnified if (i) he acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant; (ii) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; and (iii) in all other cases, that his conduct was at least not opposed to the best interests of the Registrant. The NMBCA further provides that such indemnification is not exclusive of any other rights to which these persons may be entitled under the Articles of Incorporation, the Bylaws, an agreement, a resolution of shareholders or directors, or otherwise that are not inconsistent with the NMBCA. Pursuant to the Bylaws and the NMBCA, the Registrant cannot indemnify a director in connection with a proceeding by or in the right of the Registrant in which the director was adjudged liable to the Registrant, or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he is adjudged liable on the basis of improperly receiving personal benefit.

The foregoing summary is subject to the complete text of the statute, bylaw, agreement, articles of incorporation and insurance policy referred to above and is qualified in its entirety by reference thereto.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Restated Articles of Incorporation of First State Bancorporation (incorporated by reference from First State Bancorporation’s Registration Statement on Form S-2, declared effective April 25, 1997, SEC File No. 333-24417)

4.2	Articles of Amendment to the Restated Articles of Incorporation of First State Bancorporation (incorporated by reference from First State Bancorporation’s 10-KSB for the year ended December 31, 1997, SEC File No. 333-12487)

4.3	Amended Bylaws of First State Bancorporation (incorporated by reference from First State Bancorporation’s Form 10-Q for the quarter ended March 31, 2003, SEC File No. 333-12487)

4.4	Shareholder Protection Rights Agreement dated October 25, 1996 (incorporated by reference from First State Bancorporation’s Form 8-A, filed November 21, 1996, SEC File No. 333-12487)

4.5	Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan (incorporated by reference from Access Anytime Bancorp, Inc.’s Registration Statement on Form S-8, filed June 2, 1997, SEC File No. 333-28217)

4.6	Restated and Amended Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan (incorporated by reference from Access Anytime Bancorp, Inc.’s Registration Statement on Form S-8, filed May 1, 2003, SEC File No. 333-104906)

5.1	Opinion of Hinkle, Hensley, Shanor & Martin L.L.P.

23.1	Consent of KPMG LLP

23.2	Consent of Hinkle, Hensley, Shanor & Martin L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Albuquerque, State of New Mexico, on February 7, 2006.

FIRST STATE BANCORPORATION

By:	/s/ MICHAEL R STANFORD
Name:	Michael R Stanford
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Michael R. Stanford as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on February 7, 2006.

Name	Title

/s/ MICHAEL R. STANFORD Michael R. Stanford	President and Chief Executive Officer and a Director (Principal Executive Officer)

/s/ H. PATRICK DEE H. Patrick Dee	Executive Vice President, Treasurer and a Director

/s/ CHRISTOPHER C. SPENCER Christopher C. Spencer	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)

/s/ LEONARD J. DELAYO, JR. Leonard J. DeLayo, Jr.	Director

/s/ BRADFORD M. JOHNSON Bradford M. Johnson	Director

/s/ DOUGLAS M. SMITH, M.D. Douglas M. Smith, M.D.	Director

/s/ HERMAN N. WISENTEINER Herman N. Wisenteiner	Director

/s/ NEDRA MATTEUCCI Nedra Matteucci	Director

/s/ LOWELL A. HARE Lowell A. Hare	Director

/s/ A.J. (JIM) WELLS A.J. (Jim) Wells	Director

/s/ DANIEL H. LOPEZ Daniel H. Lopez	Director

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	Restated Articles of Incorporation of First State Bancorporation (incorporated by reference from First State Bancorporation’s Registration Statement on Form S-2, declared effective April 25, 1997, SEC File No. 333-24417)

4.2	Articles of Amendment to the Restated Articles of Incorporation of First State Bancorporation (incorporated by reference from First State Bancorporation’s 10-KSB for the year ended December 31, 1997, SEC File No. 333-12487)

4.3	Amended Bylaws of First State Bancorporation (incorporated by reference from First State Bancorporation’s Form 10-Q for the quarter ended March 31, 2003, SEC File No. 333-12487)

4.4	Shareholder Protection Rights Agreement dated October 25, 1996 (incorporated by reference from First State Bancorporation’s Form 8-A, filed November 21, 1996, SEC File No. 333-12487)

4.5	Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan (incorporated by reference from Access Anytime Bancorp, Inc.’s Registration Statement on Form S-8, filed June 2, 1997, SEC File No. 333-28217)

4.6	Restated and Amended Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan (incorporated by reference from Access Anytime Bancorp, Inc.’s Registration Statement on Form S-8, filed May 1, 2003, SEC File No. 333-104906)

5.1	Opinion of Hinkle, Hensley, Shanor & Martin L.L.P.

23.1	Consent of KPMG LLP

23.2	Consent of Hinkle, Hensley, Shanor & Martin L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)